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                                                                    EXHIBIT 99.3

                          SPECIAL NOTICE TO HOLDERS OF
                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
                                  COMMON STOCK
                           WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA

Subscription Price:  $[_____] per        ___ Rights to Purchase
share of Common Stock

                                         ___ Shares of Common Stock of Great
                                              American Financial Resources, Inc.

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         Enclosed you will find materials relating to the rights offering (the
"Offering") of Great American Financial Resources, Inc. (the "Company"). A RIGHTS CERTIFICATE REPRESENTING RIGHTS TO SUBSCRIBE FOR ONE SHARE OF COMMON STOCK, $1.00 PAR VALUE PER SHARE, OF THE COMPANY AT $[___] PER SHARE IS NOT INCLUDED IN THIS MAILING, BUT INSTEAD IS BEING HELD ON YOUR BEHALF BY THE SUBSCRIPTION AGENT, SECURITIES TRANSFER COMPANY. The number of Rights that are being held for you is indicated above. If you wish to exercise any or all of these Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus, including Annex A, Instructions as to Use of Rights Certificates, by ____ p.m., Eastern Time, on September __, 2003.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, AT (513) 579-2414.